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                                                                     Exhibit 4.2
                    CERTIFICATE OF DESIGNATION, PREFERENCES,

                             RIGHTS AND LIMITATIONS

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                        APPLIED VOICE RECOGNITION, INC.

     PURSUANT to Section 151(g) of the Delaware General Corporation Law (the

"DGCL"), APPLIED VOICE RECOGNITION, INC., a corporation organized and existing under the DGCL (herein referred to as the "Corporation"), DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors of the

Corporation by its Certificate of Incorporation, and pursuant to the provisions of Section 151(g) of the DGCL, such Board of Directors, at a special meeting dated November 7, 1997, duly adopted a resolution providing for the issuance of a series of Three Hundred Twelve Thousand Five Hundred (312,500) shares of the

Corporation's Preferred Stock, par value  $.001 per share, to be designated

"Series A Preferred Stock," and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications,

limitations or restrictions thereof, which resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, there shall be established and authorized for issuance a series of the Corporation's Preferred Stock, par value $.001 per share, designated "Series A Preferred Stock" (herein referred to as "Series A Preferred Stock"), consisting of Three Hundred Twelve Thousand Five Hundred (312,500) shares, each of the par value of $.001 per share, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth below:

     A. Designation. The Preferred Stock having the rights, preferences, privileges and restrictions set forth below shall be designated and known as "Series A Preferred Stock."
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     B.   Number of Shares of Series A Preferred Stock.  The number of shares constituting all of the Series A Preferred Stock shall be THREE HUNDRED TWELVE THOUSAND FIVE HUNDRED (312,500).

     C. Dividends. The holders of the then outstanding shares of the Series A Preferred Stock shall be entitled to dividends ("Preferred Dividends") equal to thirty two hundredths of a dollar ($0.32) per annum per share of Series A Preferred Stock, which Preferred Dividends shall be paid in shares of Common Stock, $0.001 par value per share, of the Corporation. The number of shares of Common Stock to be issued as Preferred Dividends pursuant hereto shall be based upon the thirty (30) day average closing price prior to the dividend date of the Common Stock on the Nasdaq Over the Counter Bulletin Board (the "OTCBB"). If the Common Stock is no longer trading on the OTCBB, then the number of shares of Common Stock to be issued as Preferred Dividends shall be based upon such other trading forum or exchange, if any, under which the Common Stock is trading, and if no established market exist for the Common Stock, the Board of Directors of the Corporation (the "Board of Directors") shall determine the number of shares of Common Stock to be issued as Preferred Dividends in the exercise of their reasonable discretion. Preferred Dividends shall, when and as declared by the Corporation's Board of Directors, be payable quarterly on the first day of each April, July, October and January, commencing on the first such date following the issuance of such shares, except that if such date is not a business day, then such dividends shall be payable on the first day immediately succeeding that business day. No dividend shall be declared or paid if such declaration or payment would result in a violation of the DGCL.

     The Preferred Dividends shall be cumulative, and no dividends shall be declared or paid with respect to the Common Stock, nor may any distribution be made to the holders of Common Stock, until all accrued Preferred Dividends have been paid, or declared and shares of Common Stock are set apart for payment, for the current and all prior dividend periods. No interest shall accumulate on any unpaid dividends, distributions, or dividend arrearages with respect to the Series A Preferred Stock, regardless of whether the Board of Directors has declared such dividends. Payment of Preferred Dividends shall be in preference to dividends on Common Stock or any other shares of stock of the Corporation ranking junior to the Series A Preferred Stock.

     D. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made with respect to the Common Stock, or stock of any other class ranking junior as to the assets in liquidation to the Series A Preferred Stock, Eight Dollars ($8.00) per share, and no more. If upon the occurrence of such event the assets distributable among the holders of the Series A Preferred Stock and stock ranking on parity with the Series A Preferred Stock, if any, as to assets in liquidation (collectively, "Parity Stock") shall

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be insufficient to permit the payment of the full preferential amounts for the
Series A Preferred Stock and Parity Stock, then the entire assets and funds of the Corporation legally available for distribution to its shareholders shall be distributed among the holders of the Series A Preferred Stock and Parity Stock then outstanding ratably per share in proportion to the full preferential amounts per share to which they are respectively entitled. After the payment or distribution to the holders of the Series A Preferred Stock and the Parity Stock of their full preferential amounts have been made, the holders of Series A Preferred Stock shall not be entitled to any additional distributions with respect to the Series A Preferred Stock.

     E. Redemption. Any shares of the Series A Preferred Stock that have not been converted to Common Stock by the third anniversary of the date of their issuance, may, at the option of the Corporation, at any time thereafter be redeemed at a redemption price of Eight Dollars ($8.00) per share plus any earned but unpaid dividends (the actual date of redemption being referred to as the "Preferred Stock Redemption Date"). Either all or none of the outstanding shares of Series A Preferred Stock must be redeemed. If on or before the Preferred Stock Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series A Preferred Stock, so as to be and continue to be available therefor, then from and after the Preferred Stock Redemption Date, notwithstanding that any certificate for shares of the Series A Preferred Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights with respect to shares of the Series A Preferred Stock shall forthwith on the Preferred Stock Redemption Date cease and terminate except only as to the right of the holders thereof to receive the redemption price of such shares so to be redeemed. Any monies so set aside by the Corporation and unclaimed at the end of five (5) years from the Preferred Stock Redemption Date shall revert to the general funds of the Corporation (provided that the holders of Series A Preferred Stock have received notice of the redemption within 90 days after the Preferred Stock Redemption Date).

     The respective holders of record of the Series A Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation of certificates for the shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank.

     F.   Conversion Rights.

          (i) Each holder of shares of Series A Preferred Stock shall be entitled to cause any or all of such shares to be converted into Common Stock. Each share of Series A Preferred Stock shall be convertible into five and four-tenths (5.4) shares of Common Stock.

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          (ii) Each holder of Series A Preferred Stock desiring to convert any or all of such shares into shares of Common Stock pursuant to paragraph (i) of this Section F shall surrender the certificate or certificates representing the shares of Series A Preferred Stock being converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designed by notice to the holders of the Series A Preferred Stock by the Corporation or the transfer agent for the Series A Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (1) the number of shares of Series A Preferred Stock to be converted and (2) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

          (iii) Upon surrender of a certificate representing a share or shares of Series A Preferred Stock for conversion pursuant to paragraph (i) of this Section F, the Corporation shall, within five (5) business days of such surrender, issue and send (with receipt to be acknowledged) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

          (iv) The issuance by the Corporation of shares of Common Stock pursuant to paragraph (i) of this Section F shall be effective as of the earlier of (1) the delivery to such holder of the certificates representing the shares of Common Stock issued upon conversion thereof, or (2) immediately prior to the close of business on the day of surrender of the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) as provided in these Articles of Incorporation. On and after the effective day of the conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date.

          (v) The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series A Preferred Stock, but in lieu thereof shall pay to the holder converting such

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     Series A Preferred Stock an amount of cash equal to the fractional share of
     Common Stock that otherwise would have been issued upon conversion rounded to the nearest 1/100 th of a share of Common Stock multiplied by the current market price (as reasonably determined by the Corporation) on the business day preceding the effective date of the conversion.

          (vi) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

     G.   Anti-dilution Adjustments.

          (i) In case the Corporation shall at any time change as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of outstanding shares of Common Stock into a different number of shares (i.e. forward or reverse stock split), (i) the number of shares of Common Stock to which the holders of Series A Preferred Stock may convert such Series A Preferred Stock shall be increased or decreased in direct proportion to such increase or decrease of shares, as the case may be, and (ii) the conversion price (but not the aggregate conversion price) in effect immediately prior to such change shall be increased or decreased in inverse proportion to such increase or decrease of shares, as the case may be.

          (ii) If, prior to the conversion of all the Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets that is not deemed to be a liquidation pursuant to Section D hereof, then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of shares of Common Stock, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion rate and the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the

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     conversion thereof.  The Corporation shall not effect any transaction described in this subsection (ii) unless (a) it first gives fifteen (15) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the holders of the Series A Preferred stock shall be entitled to convert their Series A Preferred Stock into shares of Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation of the Corporation under the Articles of Incorporated, as amended, of the Corporation, including the obligation of this subsection
     (ii).

     H. Voting Rights. Except as otherwise required by the DGCL or these Articles of Incorporation, the holders of Series A Preferred Stock shall have the following voting rights:

          (i) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of 51% of the outstanding shares of the Series A Preferred Stock voting separately as a class, (1) amend, alter or repeal any provision of the Articles of Incorporation or the By-Laws of the Corporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, or (2) authorize or issue, or increase the authorized amount of any then existing or additional class or series of stock or any security convertible into stock of such class or series, ranking as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, or parity with or senior to the Series A Preferred Stock.

          (ii) Except as otherwise required by the DGCL or these Articles of Incorporation, the holders of the Series A Preferred Stock shall have no voting rights, and no consent of any holder shall be required for the taking of any corporate action.

     I. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent as provided by Delaware Law) of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series A Preferred Stock, and at least sixty-six and two-third percent (66 2/3%) of the then outstanding holders of Series A Preferred Stock:

          (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any senior securities so as to affect adversely the Series A Preferred Stock;

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          (ii) create any new class or series of stock having a preference over the Series A Preferred Stock or increase the size of the authorized number of Series A Preferred Stock; or

          (iii) do any act or thing not authorized or contemplated by these Articles of Incorporation, as amended, which would result in taxation of the holders of shares of the Series A Preferred Stock under section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     J.   Miscellaneous.

          (i) Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (1) if to the Corporation, to its office at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, Attention: Timothy J. Connolly, Chairman and CEO, Telecopier: (713) 621-5870, and (2) if to the holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation or to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if by telecopier, so long as followed up on the same day by overnight courier.

          (ii) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment described in this sentence unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of

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     any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

          (iii) In the event that the holder of shares of Series A Preferred Stock shall not by written notice designate the address to which the certificate or certificates representing shares of Common Stock to be issued upon conversion of such shares should be sent, the Corporation shall be entitled to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Corporation or any transfer agent for the Series A Preferred Stock.

          (iv) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series A Preferred Stock.

          (v) The Corporation shall appoint, and from time to time may replace, a conversion agent for the Series A Preferred Stock. Upon any such replacement of the conversion agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series A Preferred Stock.

     IN WITNESS WHEREOF, APPLIED VOICE RECOGNITION, INC. has caused this certificate to be signed by Timothy J. Connolly, its President and Secretary, as

of the ___ day  of January, 1998.

                                            APPLIED VOICE RECOGNITION, INC.



                                            ----------------------------------
                                                   Timothy J. Connolly,
                                                 President and Secretary

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